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                                                                  Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of AXA of our report dated February 1, 2000, except as to
Note 8, which is as of November 6, 2000, relating to the financial statements of AXA Financial, Inc., which appears in the Current Report on Form 8-K of AXA Financial, Inc. dated November 14, 2000. We also consent to the incorporation by reference of our report dated February 1, 2000, except as to Note 8, which is as of November 6, 2000, relating to the financial statement schedules, which appears in such Current Report on Form 8-K. We also consent to the reference to us under the headings "Experts" in this Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
November 21, 2000